EXHIBIT 3.1K

                         Certificate of Incorporation
                                      of
                        Iron Mountain Wilmington, Inc.


FIRST: The name of the corporation is Iron Mountain Wilmington, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware 19904 and the name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage, anywhere in the world, in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and to possess and exercise all powers and privileges granted by the General Corporation Law of Delaware.

FOURTH: The total number of shares of capital stock which the Corporation is authorized to issue is 1,000 (one thousand) shares, all of which shall be shares of Common Stock of the par value of $1.00 per share.

FIFTH: The name and mailing address of the incorporator are as follows:

      NAME              MAILING ADDRESS

Garry B. Watzke         745 Atlantic Avenue, Boston, MA  02111

SIXTH: The name and mailing address of the person who is to serve as sole director until the first meeting of stockholders, or until his successor is elected and qualified, which ever first occurs, are as follows:

      NAME              MAILING ADDRESS

C. Richard Reese        745 Atlantic Avenue, Boston, MA  02111

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of its directors and stockholders, it is further provided:

      1. The number of directors of the Corporation shall be as prescribed in the Bylaws of the Corporation but such number may from time to time be increased or decreased in such manner as may be prescribed by the By-laws. In no event shall the number of Directors be less than the minimum number prescribed by law.



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      2. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

            (a) Subject to the applicable provisions of the By-laws then in effect, to determine, from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or document of the Corporation, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution of the Board of Directors or of the stockholders of the Corporation.

            (b) Without the assent or vote of the stockholders to authorize and issue obligations of the Corporation, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors, in its sole discretion, may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property.

            (c) To establish a bonus, profit-sharing or other types of incentive or compensation plans for the employees (including officers and Directors) of the Corporation and to fix the amount of profits to be distributed or shared and to determine the persons to participate in any such plans and the amounts their respective participants.

            (d) To make, alter, amend or repeal the By-laws of the Corporation.

            (e) To determine for any purpose and in any manner not inconsistent with the other provisions of this Certificate of Incorporation the amount of the gross assets, of the liabilities, of the net assets or of the net profits of the Corporation as the same may exist or shall have existed at any time or for any period or periods, and to create, increase, abolish or reduce any reserve or reserves for accrued, accruing or contingent liabilities or expenses, including taxes and other charges.

      In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of the Certificate of Incorporation and of the By-laws of the Corporation.

      3. Any Director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-laws of the Corporation.

      4. In the absence of fraud, no contract or other transaction between the Corporation and any other corporation, and no act of the Corporation, shall in any way be affected or invalidated by the fact that any of the Directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officer of, such other corporation and, in the absence of fraud, any Director may be a member, may be a party to, or may be pecuniarily


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or otherwise interested in, any contract or transaction of the Corporation;
provided, in any case, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any Director of the Corporation who is also a director or officer of any such other corporation, or who is also interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract, act or transaction and may vote thereat to authorize any such contract, act or transaction, with like force and effect as if he were not such director or officer of such corporation, or not so interested.

      5. Any contract, act or transaction of the Corporation or of the Directors may be ratified by vote of a majority of the shares having voting powers at any meeting of stockholders, or at any special meeting called for such purpose, and such ratification shall, so far as permitted by law and by this Certificate of Incorporation, be as valid and as binding as though ratified by every stockholder of the Corporation.

      6. No Director of the Corporation shall be liable to any person on account of any action undertaken by him as such director in reliance in good faith upon the existence of any fact or circumstance reported or certified to the Board of Directors by any officer of the Corporation or by any independent auditor, engineer, or consultant retained or employed as such by the Board of Directors.

      7. Meetings of the stockholders may be held without the State of Delaware, if the By-laws so provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be from time to time designated by the Board of Directors or in the By-laws of the Corporation. Elections of directors need not be by ballot unless the By-laws shall otherwise provide.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequences of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.



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NINTH: No director shall be personally liable to the Corporation, or any stockholder for monetary damages for breach of fiduciary duty as a director, except, in addition to any and all other requirements for such liability, (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) to the extent provided under Section 174 of the General Corporation Law of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction for which such director derived an improper personal benefit. Neither the amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with the Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise prior to such amendment, repeal, or adoption of an inconsistent provision.

TENTH: The stockholders of the Corporation shall not be personally liable for the payment of the Corporation's debts.

ELEVENTH: The Corporation shall indemnify, defend and hold harmless any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including appeals, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employer or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, to the fullest extent authorized by Section 145 of the General Corporation law of Delaware, as amended from time to time, against all expenses (including attorneys' fees), judgments, fines, and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection therewith if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful; provided, however, that, except with respect to proceedings seeking to enforce the rights to indemnification granted herein, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article ELEVENTH. Any repeal or modification of the provisions of this Article ELEVENTH, or the adoption of any provision inconsistent herewith, shall not adversely affect any right or protection existing hereunder immediately prior to such repeal, modification or adoption of an inconsistent provision. Notwithstanding the foregoing, the indemnification provided for in this Article ELEVENTH shall not be deemed exclusive of any other rights to which those entitled to receive indemnification or reimbursement hereunder may be entitled under any By-law of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.


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TWELFTH: From time to time any of the provisions of this Certificate of
Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TWELFTH.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 16th day of November, 1995.

                                             /s/  Garry B. Watzke
                                             -------------------------
                                                  Garry B. Watzke